Exhibit 99.1

                 DRI Corporation Notes Federal Transit
 Security Funding Legislation Authorizes $3.4 Billion over Four Years


    --  New Law Authorizes Grants for Equipment Comparable to DRI's
        Products

    --  New Law Contains Provisions for Other Transit-Related Matters


    DALLAS--(BUSINESS WIRE)--August 15, 2007--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that, according to the American Public Transportation Association (APTA), the recently approved federal transit security funding law, National Transit Systems Security Act of 2007 (H.R. 1, P.L. 110-259), provides $3.4 billion over federal fiscal years 2008 to 2011 for the improvement of U.S. surface mass transit security.

    "Although we commented on this legislation when President Bush signed it into law on Aug. 3, 2007, it is appropriate to further highlight important aspects as we study the legislation's details. H.R. 1 authorizes federal funding levels of $650 million for fiscal year 2008, $750 million for fiscal year 2009, $900 million for fiscal year 2010, and $1.1 billion for fiscal year 2011. These are record-high numbers with a definite uptrend. While the appropriations process still remains to be completed for those longer term authorization levels, we do like the trend. As the appropriations process takes the funds to our customers, we will be there with our products which are directly compatible with the core focus of the legislation," David L. Turney, the Company's Chairman, President and Chief Executive Officer, said.

    GRANT FUNDING COVERS COMPARABLE PRODUCTS

    H.R. 1 (Title XV, Section 1504) allows transit security assistance grants for, among other items, equipment related to surveillance, communications, emergency response, and global positioning or automated vehicle locator type systems.

    Mr. Turney said, "Our Digital Recorders(R) engineered systems have security, communications, emergency response, global positioning, and automatic vehicle locating capabilities. Our TwinVision(R) electronic destination sign systems have security, communications, and emergency response capabilities. Our products should meet federal grant requirements and could greatly assist U.S transit agencies in their quest to improve security."

    OTHER TRANSIT-RELATED PROVISIONS

    H.R. 1, according to APTA's "Legislative Update" on Aug. 9, 2007, also contains other noteworthy transit-related provisions. Some of those provisions are:

    -- Transit security grants should be distributed directly to public transportation agencies rather than through state or local government entities.

    -- Transit security grants will not require a state or local funding match.

    -- Transit properties receiving federal funds under this initiative must establish security plans and staff training programs.

    -- Annual funding is authorized for the continuation of the Public Transportation Information Sharing Analysis Center, which collects, analyzes, and distributes critical security and threat information from the federal government and other sources.

    -- A research and development program related to public transportation security is created.

    ABOUT APTA

    APTA is a nonprofit international association of 1,600 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the U.S. and Canada.

    ABOUT THE COMPANY

    DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitations, statements concerning the Company's belief that newly enacted legislation establishes a trend for increased security-related funding; statements that such an increase would be significantly important to the Company's business; statements implying that we could meet an expected increase in demands for our products and services; statements that the Company's products should meet federal grant requirements; statements that the Company's products could greatly assist U.S transit agencies in their quest to improve security; as well as statements that contain words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc. These forward-looking statements are subject to risks and uncertainties, including risks that the newly enacted funding legislation may not establish a trend for public transit security funding; risks that such increased funding may not in turn benefit the Company's business and operations; risks that there may not be an increased demand for our products; risks that we may not be able to meet an increase in the demand for our products and services, which may arise as a result of this increased security related funding; risks that the Company's products may not meet federal grant requirements; risks that the Company's products may not assist U.S transit agencies in their quest to improve security; as well as other risks and uncertainties as set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business, as those risk factors are updated and supplemented by our quarterly reports on Form 10-Q. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             DRI Corporation
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com